Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

June 2014 Performance Update

Equinox Frontier Funds Supplement Dated June 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	June 30, 2014	June 30, 2014	NAV / Unit
	MTD	YTD
Equinox Frontier Diversified Fund-1	2.51%	-0.38%	$86.77
Equinox Frontier Long/Short Commodity Fund-1a	1.03%	-10.76%	$82.76
Equinox Frontier Masters Fund-1	2.24%	1.24%	$92.97

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of June 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$978,882.78
Unrealized trading gain (loss)	(176,070.26)
Less: Commissions	(29,605.45)
Less: Trading Fee paid to Managing Owner	(42,392.09)
Interest income	18,927.22

Total Income	749,742.20
EXPENSES
Broker service fees	35,764.34
Incentive fees	163,037.66
Management fees	34,795.22

Total Expenses	233,597.22

Net Income (Loss)	$516,144.98

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	253,968.02987	$21,497,017.47	$84.64
Current month additions	1,325.90305	110,825.08
Current month redemptions	(14,411.39416)	(1,222,171.11)
Net income (loss) for current month		516,144.98	2.13

Net asset value, end of current month	240,882.53876	$20,901,816.42	$86.77

	Monthly rate of return		2.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(10,315.98)
Unrealized trading gain (loss)	110,162.87
Less: Commissions	(12,472.11)
Less: Trading Fee paid to Managing Owner	(11,136.77)
Interest income	5,701.40

Total Income	81,939.41
EXPENSES
Broker service fees	9,396.72
Incentive fees	0.00
Management fees	15,847.63

Total Expenses	25,244.35

Net Income (Loss)	$56,695.06

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	68,479.53841	$5,609,150.51	$81.91
Current month additions	507.11770	41,000.00
Current month redemptions	(2,330.49283)	(190,678.14)
Net income (loss) for current month		56,695.06	0.85

Net asset value, end of current month	66,656.16328	$5,516,167.43	$82.76

	Monthly rate of return		1.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$524,312.22
Unrealized trading gain (loss)	(104,279.40)
Less: Commissions	(11,291.00)
Less: Trading Fee paid to Managing Owner	(26,663.76)
Interest income	12,534.83

Total Income	394,612.89
EXPENSES
Broker service fees	22,497.44
Incentive fees	42,061.71
Management fees	42,280.74

Total Expenses	106,839.89

Net Income (Loss)	$287,773.00

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	150,659.69817	$13,700,256.59	$90.94
Current month additions	889.31486	80,443.65
Current month redemptions	(12,502.41097)	(1,141,530.56)
Net income (loss) for current month		287,773.00	2.03

Net asset value, end of current month	139,046.60206	$12,926,942.68	$92.97

	Monthly rate of return		2.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,417,358.39
Unrealized trading gain (loss)	(417,435.65)
Less: Commissions	(73,113.61)
Less: Trading Fee paid to Managing Owner	(104,636.37)
Interest income	46,708.62

Total Income	1,868,881.38
EXPENSES
Trading fees	0.00
Broker service fees	42,011.58
Incentive fees	407,453.29
Management fees	85,885.62

Total Expenses	535,350.49

Net Income (Loss)	$1,333,530.89

Statement of Changes in Net Asset Value

			Aggregate Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	591,197.82241	$52,535,844.41	$88.86
Current month additions	8,066.62426	687,993.72
Current month redemptions	(30,796.29082)	(2,751,572.98)
Net income (loss) for current month		1,333,530.90	2.27

Net asset value, end of current month	568,468.15585	$51,805,796.04	$91.13

	Monthly rate of return		2.55%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(28,601.44)
Unrealized trading gain (loss)	308,970.41
Less: Commissions	(35,137.34)
Less: Trading Fee paid to Managing Owner	(20,330.12)
Interest income	16,068.83

Total Income	240,970.34
EXPENSES
Trading fees	0.00
Broker service fees	9,744.18
Incentive fees	0.00
Management fees	60,708.43

Total Expenses	70,452.61

Net Income (Loss)	$170,517.73

Statement of Changes in Net Asset Value

			Aggregate Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	165,430.68326	$15,854,888.85	$95.84
Current month additions	507.11770	41,000.00
Current month redemptions	(5,750.38473)	(533,558.97)
Net income (loss) for current month		170,517.74	1.13

Net asset value, end of current month	160,187.41623	$15,532,847.62	$96.97

	Monthly rate of return		1.18%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$957,246.64
Unrealized trading gain (loss)	(174,855.69)
Less: Commissions	(20,843.85)
Less: Trading Fee paid to Managing Owner	(49,243.77)
Interest income	23,155.34

Total Income	735,458.67
EXPENSES
Trading fees	0.00
Broker service fees	24,351.93
Incentive fees	78,393.76
Management fees	78,094.06

Total Expenses	180,839.75

Net Income (Loss)	$554,618.92

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	264,064.41917	$24,766,334.71	$93.79
Current month additions	6,025.05059	553,840.20
Current month redemptions	(16,146.92528)	(1,498,024.72)
Net income (loss) for current month		554,618.93	2.20

Net asset value, end of current month	253,942.54448	$24,376,769.11	$95.99

	Monthly rate of return		2.35%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND